Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger 212-415-3393

Omnicom Reports First Quarter 2005 Results

NEW YORK, APRIL 26, 2005 - Omnicom Group Inc. (NYSE-OMC) today announced that net income for the first quarter of 2005 increased 11% to $150.5 million from $135.6 million in the first quarter of 2004. Diluted earnings per share in the first quarter of 2005 increased 14% to $0.82 per share from $0.72 per share in the first quarter of 2004.

Worldwide revenue increased 8% to $2,403.0 million from $2,231.4 million in the first quarter of 2004. Domestic revenue for the first quarter of 2005 increased 8% to $1,312.1 million compared to $1,221.2 million in 2004. International revenue increased 8% to $1,090.9 million compared to $1,010.2 million last year.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global advertising, marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our first quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Three Months Ended March 31,	2005	2004
Revenue	$ 2,403.0	$ 2,231.4

Operating expenses	2,145.7	2,002.1

Operating income	257.3	229.3

Net interest expense	12.1	10.4

Income before income taxes	245.2	218.9

Income taxes	86.1	73.6

Income after income taxes	159.1	145.3

Equity in affiliates	5.2	2.5
Minority interests	(13.8)	(12.2)

Net income	$ 150.5	$ 135.6

Earnings per share
Basic	$ 0.82	$ 0.72
Diluted	$ 0.82	$ 0.72

Weighted average shares (in millions)
Basic	182.6	187.9
Diluted	183.8	188.7

Dividend declared per share	$ 0.225	$ 0.225